Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of February 3, 2025, by and between LB Pharmaceuticals Inc, a Delaware Corporation, (the “Company”) and Gad Soffer, an individual residing at *** (the “Executive”). The Company and Executive are each a “Party,” and together, the “Parties.”

RECITALS

WHEREAS, the Company wishes to retain the services of the Executive to serve as Chief Business Officer of the Company and on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to enter into employment with the Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, acknowledge and agree as follows:

1. Position and Duties. Subject to the terms set forth herein, the Company agrees to employ the Executive as Chief Business Officer of the Company, and the Executive hereby accepts such employment, starting on February 10, 2025 (the “Start Date”). The Executive shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties, authority, and responsibilities as shall be consistent with the duties normally performed by a chief business officer of companies of similar size in the pharmaceutical industry in which the Company operates. The Executive will diligently and conscientiously perform the duties of chief business officer and will devote substantially all of the Executive’s business hours to such duties, and during such time will make the best use of the Executive’s energy, knowledge, and training to advancing the Company’s interests. The Executive will accept no other employment or contracting work while employed by the Company, or serve as a member of the board of directors of any for-profit entity or as a member of any advisory board without the express written consent of the CEO. Upon termination of the Executive’s employment relationship with the Company for any reason, the Executive shall resign and relinquish any position held as an officer of the Company.

2. Compensation and Benefits.

(a) Base Salary. Subject to the terms set forth herein, in consideration for all services rendered by the Executive to the Company, the Company shall pay the Executive an annual base salary of four hundred and twenty five thousand dollars ($425,000.00) (“Annual Base Salary”) in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time for executive employees, but no less frequently than semi-monthly. The Executive shall be classified as exempt from overtime and the Executive understands and acknowledges that the Executive is not entitled to overtime compensation and that the Annual Base Salary is intended to compensate the Executive for all hours worked.

(b) Target Bonus.

(i) The Executive will be eligible to earn a target bonus of up to forty percent (40%) of Executive’s Annual Base Salary, in all cases subject to the discretion of the Compensation Committee of the board of directors of the Company (the “Board”) of the determining that the applicable objectives have been achieved (the “Target Bonus”). Objectives will be determined annually by the Compensation Committee in consultation with the Executive and will include both Company performance the Executive’s personal performance.

(ii) Any such Target Bonus shall not be considered earned until paid. Any Target Bonus awarded will be paid no later than forty-five (45) days after it has been awarded. If the Executive’s employment with the Company is terminated for Cause (as defined below) before any Target Bonus is paid, the Executive shall not be eligible to receive the Target Bonus, regardless of whether the Company already determined the amount of the Target Bonus. If the Company determines the amount of a Target Bonus and thereafter terminates the Executive’s employment with the Company for a reason other than for Cause but before any such Target Bonus has been paid, the Executive will still receive the Executive’s Target Bonus payment subject to the terms provided herein, even if the Executive is no longer working at the Company at the time the Target Bonus is to be paid.

(c) Stock Options.

(i) Initial Grant. Subject to Board approval, to the extent not already granted, the Company shall grant to the Executive a stock option to purchase shares of Common Stock of the Company up to seven hundred and fifty thousand (750,000) shares under the Company’s 2023 Stock Incentive Plan (the “Plan”), as amended (the “Initial Option”) at an exercise price per share of $1.50 or the then fair market value of the underlying Initial Option as of the date of grant, whichever is greater. The Initial Option shall vest and become exercisable on a cumulative basis with twenty five percent (25%) to vest upon the first anniversary of the Start Date and in thirty-six (36) substantially equal monthly installments over the thirty-six (36) month period beginning on the last day of the month following the first anniversary of the Start Date and the last day of each month thereafter; provided that the Executive continues to have a Service Relationship (as defined in the Plan) with the Company through each such date.

(ii) True-Up Grant. As soon as reasonably practicable following the closing of the Company’s next issuance of preferred shares in a bona fide financing for capital raising purposes (the “Qualified Financing”), subject to approval by the Board and Executive’s continuous service through the date of such grant, the Company will grant Executive an additional option (the “True-Up Option”) to purchase such number of shares of common stock of the Company that would bring Executive’s aggregate, fully-diluted ownership of the Company (for the avoidance of doubt, Executive’s fully-diluted ownership shall include the shares subject to the Initial Option and the True-Up Option as well as any shares held directly or indirectly by the Executive (except for any shares of preferred stock which may have been purchased by Executive), referred to collectively as Executive’s “Ownership”) to an amount equal to no less than one percent (1%) of the Company’s Post-Qualified Financing Fully-Diluted Equity (as defined below) calculated as of immediately subsequent to such closing of the Qualified Financing, provided, that, in the event that the proceeds of such Qualified Financing are paid in multiple tranches, Executive shall receive a True-Up Option on the closing of each such tranche, such that Executive’s aggregate, fully-diluted ownership of the Company remains at one-percent (1%) of the Company’s Post-Qualified Financing Fully-Diluted Equity as of the date of the closing of each such tranche. If, following the closing of the Qualified Financing, Executive’s Ownership equals or exceeds one percent (1%) of the Post-Qualified Financing Fully-Diluted Equity, then no True-Up Option will be granted. The exercise price per share of the True-Up Option will be determined by the Board at the time of issuance and will be equal to the fair market value of a share of the Company’s common stock as of the date of the True-Up Option grant, as determined by the Board in its sole discretion. The True-Up Option will be subject to the terms and conditions of the Plan (or other Company equity incentive plan then in use), and to a stock option agreement between Executive and the Company in standard form, each of which document is incorporated herein by reference. The True-Up Option will vest and become exercisable on a cumulative basis with twenty five percent (25%) to vest upon the first anniversary of the date of the closing of the Qualified Financing and the balance of the shares vesting in substantially equal monthly installments thereafter over the thirty-six (36) month period thereafter; provided that the Executive continues to have a Service Relationship (as defined in the Plan) with the Company through each such date. For the purposes of this Agreement, “Post-Qualified Financing Fully-Diluted Equity” means fully-diluted equity calculated immediately following the closing of the Qualified Financing including without limitation all shares subject to any stock or similar incentive plan, plus shares of common stock granted pursuant to the True-Up Option or to be granted pursuant to equity awards to other service providers on the date such True-Up Option is granted, as determined by the Board in its sole discretion.

(d) Employee Benefits. During Executive’s term of employment by the Company under this Agreement (the “Employment Period”), the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

(e) Paid Time Off. During the Employment Period, the Executive shall be entitled to twenty (20) days paid vacation per calendar year. This vacation is in addition to Company recognized holidays and paid sick time, if any, in accordance with the Company’s practices and policies as in effect from time to time. The Company reserves the right to amend or cancel its practices and policies at any time in its sole discretion, in accordance with applicable law. Any unused vacation may not be carried over by the Executive to any subsequent year and shall be forfeited at the end of the calendar year. The Company will pay Executive for any accrued but unused vacation upon termination of the Executive’s employment.

(f) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(g) Withholdings. All payments made subject to this Agreement will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

3. Termination of Employment.

(a) At-Will Employment; Accrued Rights. The Parties acknowledge that Executive’s employment relationship with the Company shall be at-will. Either the Company or the Executive may terminate Executive’s employment with or without Cause or Good Reason or advance notice. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) that portion of the Executive’s Annual Base Salary, then in effect, earned and unpaid as of the termination date; (ii) any expenses owed and properly reimbursable to the Executive pursuant to the Company’s expense reimbursement policies; (iii) conversion rights, if applicable, with respect to any life insurance or disability insurance policy provided to the Executive; and (iv) any vested amounts owed to the Executive under the Company’s employee benefit plans or programs and any vested Options in accordance with the terms and conditions of such employee benefit plans or programs and the Plan (collectively, the “Accrued Rights”).

(b) Termination by the Company for Cause or Executive’s Resignation Without Good Reason. Upon termination of the Executive’s employment relationship by the Company for Cause, or by the Executive’s resignation without Good Reason, the Company shall, thereafter, have no obligation to the Executive for any unearned Annual Base Salary, Target Bonus, or any other form of compensation or benefit, except as otherwise required by law. Reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to the Executive.

(c) Termination by the Company Without Cause or Executive’s Resignation for Good Reason Outside of Change in Control Period. In the event that the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason, and provided that the Severance Preconditions (defined below) are met, (A) the Executive shall receive nine (9) months’ severance pay at the Executive’s Annual Base Salary then in effect, paid as salary continuation over the nine (9) month severance period pursuant to the Company’s customary payroll practices, commencing on the first payroll date following the date on which the Release becomes effective and irrevocable, provided that if the Release Execution Period (defined below) spans two calendar years, payments shall begin no earlier than the first payroll date of the later calendar year, and provided further that, the first installment payment shall include all amounts attributable to the period from the Executive’s employment termination date through the first payment date; and (B) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for monthly COBRA premiums payable to continue coverage for the Executive and the Executive’s eligible dependents until the earliest of (x) nine (9) months following the termination date; (y) the expiration of the Executive’s eligibility for the continuation coverage under COBRA; or (z) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits each COBRA premium payment.

(d) Termination by the Company Without Cause or Executive’s Resignation for Good Reason in Connection with Change in Control. If at any time during the time period of three (3) months prior to or twelve (12) months following a Change in Control (defined below), the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, provided the Severance Preconditions are met, the Company will provide Executive with the following severance benefits (in lieu of, and not in addition to, the severance benefits provided in Section 3(c)):

(i) a lump sum severance payment, payable within sixty (60) days after the later of the Change in Control and Executive’s employment termination date (provided that if the Release Execution Period spans two calendar years, payment shall not made until the beginning of the later calendar year), in an amount equal to the sum of: (A) one (1) year of Executive’s Annual Base Salary then in effect; and (B) 1.5 times the Target Bonus opportunity for the year in which Executive’s employment termination date occurs;

(ii) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive for monthly COBRA premiums payable to continue coverage for the Executive and the Executive’s eligible dependents until the earliest of (x) twelve (12) months following the termination date; (y) the expiration of the Executive’s eligibility for the continuation coverage under COBRA; or (z) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits each COBRA premium payment; and

(iii) the vesting of any outstanding unvested equity that the Executive holds shall be accelerated in full as of the termination date.

(e) Termination in the Event of Executive’s Disability or Death. The Executive’s employment hereunder (i) shall terminate automatically upon the Executive’s death and (ii) may be terminated by the Company for the Executive’s Disability. Upon termination of the Executive’s employment hereunder by reason of the Executive’s Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive:

(i) the Accrued Rights; and

(ii) subject to the Executive’s or, in the event of the Executive’s death, the representative of the Executive’s estate, execution and non-revocation of the Release and such Release becoming effective and irrevocable within the Release Execution Period:

(A) a pro-rata portion (based on the number of full days the Executive was employed in the applicable fiscal year) of the Target Bonus, if any, Executive would have earned for the fiscal year in which Executive’s employment termination date occurs, based on actual Company performance of the full fiscal year and payable at the same time annual bonuses are generally paid to executives for such fiscal year; and

(B) if the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the monthly COBRA premium paid by the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the Executive and the Executive’s spouse/dependents. Such reimbursement shall be paid to the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) no later than the end of the month immediately following the month in which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) timely remits the COBRA premium payment. The Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) shall be eligible to receive such reimbursement until the earliest of: (i) the last day of the month that is twenty-six (26) weeks after the termination of the Executive’s employment by reason of the Executive’s Disability or death; (ii) in the event of Executive’s Disability, the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or (iii) the date the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) a taxable monthly payment in an amount equal to the monthly COBRA premium contemplated by the continuation benefit set forth in this Section.

(iii) Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 3, the Executive (or Executive’s estate) shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Effect of Termination on Post-Termination Obligations. Upon termination of this Agreement for any reason, the Executive shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement and the CIIAA following Executive’s termination.

(g) No Mitigation. The Executive will not be required to mitigate any of the Company’s payment obligations set forth in this Section 3 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of the Company under this Section 3, unless specifically provided for herein.

(h) Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company for any reason (other than by reason of the Executive’s death), the Executive shall deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee or officer of the Company or any subsidiary of the Company.

4. Definitions.

(a) Cause. For purposes of this Agreement the term “Cause” shall mean any one or more of the following:

i. The Executive’s persistent unsatisfactory performance or material failure to perform the Executive’s duties or any lawful directive of the Board or CEO after being given written notice of such deficiencies in the Executive’s performance and failure to cure them within thirty (30) calendar days of such written notice;

ii. The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to a felony involving the property or operations of the Company or a crime of moral turpitude;

iii. The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with Company;

iv. The existence of any court order or settlement agreement prohibiting the Executive’s continued employment with the Company;

v. The Executive’s material breach of any material obligation in this Agreement, or any other written agreement between the Executive and Company, or any material misconduct by the Executive that adversely affects the business of the Company or its reputation; or

vi. The Executive’s material failure to comply with the Company’s reasonable and lawful policies or rules of which the Executive is given written notice, as they may be in effect from time to time during the Executive’s employment, and failure to cure them within thirty (30) calendar days of such written notice.

(b) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Plan.

(c) Disability. For the purposes of this Agreement, “Disability” shall mean that in the good faith judgment of the Board, despite reasonable accommodation, the Executive is unable due to a physical or mental incapacity to perform the essential functions of Executive’s most recent position for: (x) a period of one hundred eighty (180) consecutive days or (y) an aggregate of six (6) months in any twelve (12) consecutive month period.

(d) Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any one or more of the following, in each case during the Employment Period without the Executive’s written consent:

i. a material reduction of the Executive’s position, authority or responsibilities, or the removal of the Executive from such position, authority or responsibilities, unless the Executive is provided with a new position of equal or greater organizational level, authority, responsibilities and compensation;

ii. a material reduction in the Annual Base Salary other than a general reduction in Annual Base Salary that affects all similarly situated executives in substantially the same proportions;

iii. a material breach by the Company of this Agreement; or

iv. a material change in the geographic location at which the Executive is required to perform services for the Company (except for office relocations that would not increase the Executive’s one way commute by more than twenty-five (25) miles).

provided, however, that Good Reason shall not exist unless: (x) the Executive has given the Company written notice of the conduct of the Company that is alleged to constitute Good Reason within thirty (30) days following the occurrence of such event; (y) the Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so; and (z) the Executive resigns and voluntarily terminates the Executive’s employment within thirty (30) days following the expiration of the Company’s opportunity to cure such conduct.

(e) Severance Preconditions. For the purposes of this Agreement, the “Severance Preconditions” shall mean that (i) the Executive has executed and not revoked within the applicable revocation period a separation agreement and general release in a form and substance reasonably satisfactory to the Company (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the Executive’s employment termination date (such 60-day period, the “Release Execution Period”); (ii) the Executive remains in compliance with the CIIAA; and (iii) the Executive has provided to the Company the written resignations set forth in Section 3(h).

5. Confidential Information and Intellectual Property Rights. As a condition of employment, the Executive agrees to execute and abide by the Confidentiality and Proprietary Rights Agreement attached as Exhibit A (“CIIAA”). The CIIAA contains provisions that are intended by the Parties to survive and do survive any termination of this Agreement and the CIIAA.

6. Non-Disparagement. The Executive shall not, during or after employment, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Company or any of its affiliates or their respective businesses, or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, except as and to the extent required to comply with applicable federal or state law. This Agreement does not prohibit Executive from reporting possible legal violations to the government or from making other disclosures to the government that are protected under federal or state whistleblower provisions. This Agreement does not prohibit Executive from making truthful statements or disclosures about alleged unlawful acts in the workplace, including sexual harassment.

7. Section 409A. It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. It is further intended that the payments hereunder shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(a) If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with the Executive’s “separation from service” (as defined below) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) the Executive’s death or (ii) six months plus one day after the Executive’s separation from service (“409A Deferral Period”) as required by Section 409A of the Code. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(b) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(c) For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A of the Code that depends on termination of employment or separation from service, termination of employment or separation from service shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level less than or equal to twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

8. Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9. Indemnification. The Company will enter into an indemnification agreement with Executive. At all times during the Executive’s service as an officer and/or director and for at least six years thereafter, the Company shall provide that Executive is covered by the Company’s D&O insurance on the same basis as other active officers and directors (without regard to whether the Executive’s service has previously terminated).

10. Representations of the Executive. The Executive represents and warrants that: (i) the Executive has no legal obligations to any other party that would be breached by signing this Agreement or otherwise fulfilling Executive’s obligations hereunder, including but not limited to any non-competition, non-solicitation, non-inducement, confidentiality, assignment of inventions, or other similar agreement; (ii) the Executive has not disclosed any third party’s confidential or proprietary information to the Company or its representatives or agents; (iii) if the Executive learns of any confidential or proprietary information that belongs to any third party, the Executive will not disclose such information to the Company or its representatives or agents, except as allowed by law or any agreement Executive has signed with such party; and (iv) the Executive is not in breach of any confidentiality or non-disclosure agreement that the Executive has signed.

11. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement and understanding of the Executive and the Company concerning the subject matter hereof and supersedes and replaces all prior negotiations and proposed agreements, whether oral or written. The Executive acknowledges that, by signing this Agreement, the Executive has not relied upon any representations, promises or agreements made by the Company or its employees, officers, directors, or representatives (including any Company attorneys) that are not contained in this Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.

(b) Headings/Counterparts. The headings of the paragraphs herein are included for reference only and are not intended to affect the interpretation of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each Party agrees that faxed or electronically transmitted copies of the signature pages of this Agreement and/or any of the other instruments, agreements and documents relating to any of the transactions contemplated hereby, whether sent to the other Party or to such other Party’s counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither Party hereto shall raise the use of DocuSign, electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each Party forever waives any such defense. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end the provisions of this Agreement are declared to be severable.

(d) Construction/Joint Drafting. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each Party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed against any Party by virtue of draftsmanship.

(e) Non-Waiver. Neither the failure nor any delay on the part of either Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision of this Agreement will be binding unless made in a writing signed by the Parties hereto.

(f) Assignment. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company including any transferee of the business operation, as a going concern, in which the Executive is employed and shall be binding upon the Executive and the Executive’s heirs and personal representatives. None of the rights or obligations of the Executive hereunder may be assigned or delegated. The Company may assign its rights and obligations under this Agreement in whole or in part to anyone.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of New York.

(h) Resolution of Disputes. To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern. the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the Parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Each Party is responsible for its own attorneys’ fees, except as may be expressly set forth in the Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

(i) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by the U.S. Postal Service, addressed as follows:

If to the Executive:

At the address shown in the books and records of the Company, currently:

***

If to the Company:

LB Pharmaceuticals Inc
One Penn Plaza, Suite 1025
New York, NY 10119
Attention: Chief Executive Officer
Email: ***

with copy, which shall not constitute notice, to:

Divakar Gupta
Cooley LLP 55 Hudson Yards
New York, New York 10001-2163

Notices shall be deemed to be properly addressed, to the Company or to the Executive, if addressed to such person at such person’s address as set forth above, or to such other address or addresses as the addressee previously may have specified by Notice given to the other parties in the manner contemplated by this Section 11(i).

(j) Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

12. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND

VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN REPRESENTED BY EXECUTIVE’S OWN COUNSEL OR HAS HAD AN OPPORTUNITY TO BE REPRESENTED BY AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

(Remainder of page left blank intentionally; Signatures on the following page)

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

EXECUTIVE		LB PHARMACEUTICALS INC

By:	/s/ Gad Soffer	By:	/s/ Heather Turner
Name:	Gad Soffer	Name:	Heather Turner
		Title:	Chief Executive Officer

Exhibit A

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

(See attached)